Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

FULLAND LIMITED
a corporation organized and existing
under the laws of the Cayman Islands

and

THE STOCKHOLDERS OF
FULLAND LIMITED

on the one hand, and

MALEX INC.,
a Delaware corporation

and

THE MAJORITY STOCKHOLDER OF MALEX INC.

on the other hand

November 13, 2007

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of November 13, 2007 (this “Agreement”), is made and entered into by and among the shareholders of Fulland Limited, a Cayman Islands corporation (“Fulland”) (each, a “Fulland Stockholder,” collectively, the “Fulland Stockholders”), listed on Schedule I attached, on the one hand; and Malex Inc., a public reporting Delaware corporation (OTCBB: MLEX.OB) (“Malex”), and Synergy Business Consulting, LLC, a Delaware limited liability company (the “Malex Stockholder”) on the other hand. Fulland is a party to this agreement solely to make representations and warranties as set forth herein.

R E C I T A L S

WHEREAS, Fulland owns 100% of Green Power Environment Technology (Shanghai) Co., Ltd. (“Green Power”), which is a wholly foreign-owned enterprise (“WFOE”) under the laws of the Peoples’ Republic of China (“PRC” or “China”);

WHEREAS, Green Power has entered into a series of contractual arrangements with Wuxi Huayang Electrical Power Equipment Co., Ltd. (“Huayang Electrical Equipment”) and Wuxi Huayang Dye Machine Co., Ltd. (“Huayang Dye Machine”), both of which are limited liability companies based in, and organized under the laws of, the PRC;

WHEREAS, on November 12, 2007, the Board of Directors of Malex has adopted resolutions approving Malex’s acquisition of shares of Fulland (the “Acquisition”) by means of a share exchange with the Fulland Stockholders, upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, each Fulland Stockholder owns the number of shares of common stock of Fulland set forth opposite such Fulland Stockholder’s name in Column I on Schedule I attached hereto (collectively, the “Fulland Shares”);

WHEREAS, the Fulland Stockholders own, collectively, a number of shares of common stock of Fulland constituting 100% of the issued and outstanding capital stock of Fulland, and the Fulland Stockholders desire to sell and transfer their respective holdings of the Fulland Shares in exchange for shares of Malex pursuant to the terms and conditions of this Agreement;

WHEREAS, the Malex Stockholder holds an amount of shares of Malex common stock which represents approximately 95% of the issued and outstanding capital stock of Malex;

WHEREAS, the Malex Stockholder will enter into this Agreement for the purpose of making certain representations, warranties, covenants, indemnifications and agreements;

WHEREAS, upon consummation of the transactions contemplated by this Agreement, Fulland would become a 100% wholly-owned subsidiary of Malex, and the former Fulland Stockholders immediately prior to closing would become the 99% owners of Malex; and

WHEREAS, simultaneously with the share exchange transaction under this Agreement, and as a condition to its consummation, Malex shall pursuant to a Securities Purchase Agreement dated an even date herewith (“Securities purchase Agreements”) sell and issue its convertible promissory notes (the “Notes”) in the aggregate principal amount of $5,525,000, which Notes are convertible into either:

(a) an aggregate of (i) 14,787,135 shares of the Company’s Series A Convertible Preferred Stock, par value $.001 per share (“Series A Preferred Stock”), with each share of Series A Preferred Stock being initially convertible into one (1) share of the Company’s common stock, par value $.001 per share (“Common Stock”), subject to adjustment, and (ii) common stock purchase warrants (the “Warrants”) to purchase 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of Common Stock at $0.83 per share, and 2,065,000 shares at $0.92 per share; or

(b) an aggregate of (i) 14,787,135 shares of the Common Stock, subject to adjustment, and (ii) Warrants to purchase 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of Common Stock at $0.83 per share, and 2,065,000 shares at $0.92 per share; or

(c) if the Restated Certificate and the Certificate of Designation, as defined in the Securities Purchase Agreement, shall not have been filed as required by such agreement and the Note, 33,616,891shares of Common Stock.

A G R E E M E N T

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE ACQUISITION

1.1 The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

(a)  The Fulland Stockholders will sell, convey, assign, transfer and deliver to Malex stock certificates representing the Fulland Shares held by each Fulland Stockholder as set forth in column (1) of Schedule I hereto, which in the aggregate shall constitute 100% of the issued and outstanding shares of Fulland, each accompanied by a properly executed and authenticated stock power.

(b)  As consideration for the acquisition of the Fulland Shares, Malex will issue to each Fulland Stockholder, in exchange for such Fulland Stockholder’s pro rata portion of the Fulland Shares, the number of shares of common stock set forth opposite such party’s name in Column (2) on Schedule I attached hereto (collectively, the “Malex Shares”). The Malex Shares issued shall equal 99.00% of the outstanding shares of Malex common stock at the time of Closing. For example, if there are 700,000 shares of Malex common stock outstanding immediately prior to the Closing, then there shall be 69,300,000 shares of Malex common stock issued to the Fulland Stockholders at Closing.

(c)  Synergy Business Consulting, LLC shall surrender 8,006,490 shares of Malex common stock held by it, which shall be cancelled pursuant to Section 6.6 hereof.

(d)  The Company shall consummate its $5,525,000 convertible note financing pursuant to the Securities Purchase Agreement (the “Financing”).

(e)  Immediately following the closing of the Financing, Greenview Capital LLC shall surrender to the Company 2,348,827 shares of the common stock issuable to it in the share exchange transaction under this agreement, for cancellation on the books and records of the Company, in exchange for a cash payment from the Company of $625,000 (out of the proceeds of the Financing), which payment shall constitute full consideration for cancellation of such shares and in full satisfaction of any and all debts and/or obligations to Greenview which may include but is not limited to payment made or expenses or indebtedness incurred by Greenview for (i) assistance from the Company’s accountants and/or other professionals in connection with the preparation of pro-forma financial statements and any post closing SEC filings; and (ii) any final SEC or tax returns that have to be filed that include Malex rather than Greenpower.

(f)  Immediately following the closing of the Financing, Xu Bing shall surrender to the Company 2,420,204 shares of the common stock issuable to him in the share exchange transaction under this agreement, for cancellation on the books and records of the Company, in exchange for a cash payment from the Company of $400,000 (out of the proceeds of the Financing), which payment shall be full consideration for cancellation of such shares.

1.2 Closing Date. The closing of the Acquisition (the “Closing”) shall take place as soon as practicable upon signing of this Agreement, and prior to November 13, 2007, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the “Closing Date.”

1.3 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the Fulland Stockholders, Fulland, the Malex Stockholders, and/or Malex (as applicable) will take all such lawful and necessary action.

1.4 Certain Definitions. The following capitalized terms as used in this Agreement shall have the respective definitions:

“Material Adverse Effect” means a adverse effect on either referenced party or the combined entity resulting from the consummation of the transaction contemplated by this Agreement, or on the financial condition, results of operations or business, before or after the consummation of the transaction contemplated in this Agreement, which as a whole is or would be considered material to an investor in the securities of Malex.

“knowledge” shall mean the actual knowledge of the officers, directors or advisors of the referenced party.

“United States” means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“U.S. Person” as defined in Regulation S means: (i) a natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and (viii) a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts).

“Non-U.S. Person” means any person who is not a U.S. Person or is deemed not to be a U.S. Person under Rule 902(k)(2).

“Restricted Period” shall have the meaning set forth in Section 3.4(b)(vi).

“Transaction” shall mean the transactions contemplated by this Agreement, including the share exchange.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF FULLAND

Fulland hereby represents and warrants to Malex and the Malex Stockholder as follows:

2.1  Organization. Fulland has been duly incorporated, validly exists as a corporation, and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

2.2  Capitalization. The authorized capital stock of Fulland consists of 50,000 ordinary shares, $0.001 par value, of which at the Closing, no more than 50,000 shares shall be issued and outstanding. All of the issued and outstanding shares of capital stock of Fulland, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of Fulland’s capital stock. Fulland owns 100% of the issued and outstanding capital stock of Greenpower Environment Technology (Shanghai) Co., Ltd., a wholly foreign owned enterprise formed in the PRC for foreign investment purposes.

2.3  Certain Corporate Matters. Fulland is duly qualified to do business as a corporation and is in good standing under the laws of the Cayman Islands, and in each other jurisdiction in which the ownership of its property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Fulland’s financial condition, results of operations or business. Fulland has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4  Authority Relative to this Agreement. Fulland has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Fulland and the consummation by Fulland of the transactions contemplated hereby have been duly authorized by the Board of Directors of Fulland and no other actions on the part of Fulland are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fulland and constitutes a valid and binding agreement of Fulland, enforceable against Fulland in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.5  Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Fulland of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Fulland nor the consummation by Fulland of the transactions contemplated hereby, nor compliance by Fulland with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of Fulland, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Fulland is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fulland, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Malex taken as a whole.

2.6  Books and Records. The books and records of Fulland delivered to Malex prior to the Closing fully and fairly reflect the transactions to which Fulland is a party or by which it or its properties are bound and there shall be no material difference between the unaudited financials of Fulland given to Malex and the actual reviewed US GAAP results of Fulland for the nine month period ended September 30, 2007.

2.7  Intellectual Property. Fulland has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Fulland infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.8  Litigation. Fulland is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Fulland. Fulland is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Fulland, and Fulland knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Fulland or to which Fulland is a party.

2.9  Legal Compliance. To the best knowledge of Fulland, after due investigation, no claim has been filed against Fulland alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Fulland holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

2.10 Contracts. Fulland has delivered to Malex copies of each and every:

(a)	Contract or series of related contracts with the following Chinese companies:

(i)  Wuxi Huayang Dye Machine Co., Ltd.; and
(ii)  Wuxi Huayang Electric Power Co., Ltd.; and

(b)	material agreements of Fulland not made in the ordinary course of business.

All of the foregoing are referred to as the “Contracts.” The copies of each of the Contracts delivered are accurate and complete. Each Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no material default with respect to any such contract which will give rise to liability in respect thereof on the part of Fulland or the other parties thereto. No notice of default or similar notice has been given or received by Fulland under any of such contracts.

2.11  Disclosure. The representations and warranties and statements of fact made by Fulland in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE FULLAND STOCKHOLDERS

The Fulland Stockholders hereby represent and warrant to Malex as follows:

3.1 Ownership of the Fulland Shares. Each Fulland Stockholder owns, beneficially and of record, good and marketable title to the Fulland Shares set forth opposite such Fulland Stockholder’s name in Column (1) on Schedule I attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or Stockholders’ agreements. Each Fulland Stockholder represents that such person has no right or claims whatsoever to any shares of Fulland capital stock, other than shares listed across such Fulland Stockholder on Schedule I and does not have any options, warrants or any other instruments entitling such Fulland Stockholder to exercise to purchase or convert into shares of Fulland capital stock. At the Closing, the Fulland Stockholders will convey to Malex good and marketable title to the Fulland Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2  Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by each Fulland Stockholder and constitutes a valid and binding agreement of each Fulland Stockholder, enforceable against each Fulland Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3 Restricted Securities. Each Fulland Stockholder acknowledges that the Malex Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws, that the Malex Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Malex Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each Fulland Stockholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.4 Status of Stockholder. Each of the Fulland Stockholders hereby makes the representations and warranties in either paragraph (a) or (b) of this Section 3.4, as indicated on the signature page of such stockholder forming a part of this Agreement:

(a) Accredited Investor Under Regulation D. The Fulland Stockholder is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, an excerpt of which is included in the attached Annex A; or

(b) Non-U.S. Person Under Regulation S. The Fulland Stockholder:

(i) is not a “U.S. person” as defined by Rule 902 of Regulation S promulgated under the Securities Act of 1933 (the “Securities Act”), was not organized under the laws of any U.S. jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

(ii) at the time of Closing, the Fulland Stockholder was located outside the United States;

(iii) no offer of the Malex Shares was made to the Fulland Stockholder within the United States;

(iv) the Fulland Stockholder is either (a) acquiring the Malex Shares for its own account for investment purposes and not with a view towards distribution, or (b) acting as agent for a principal that has signed this Agreement or has delivered representations and warranties substantially similar to this Section 3.4(b);

(v) all subsequent offers and sales of the Malex Shares by the Fulland Stockholder will be made outside the United States in compliance with Rule 903 of Rule 904 of Regulation S, pursuant to registration of the Shares under the Securities Act, or pursuant to an exemption from such registration; such Fulland Stockholder understands the conditions of the exemption from registration afforded by section 4(l) of the Securities Act and acknowledges that there can be no assurance that it will be able to rely on such exemption.

(vi)  such Fulland Stockholder will not resell the Malex Shares to U.S. Persons or within the United States until after the end of the one (1) year period commencing on the date of Closing (the “Restricted Period”);

(vii) such Fulland Stockholder shall not and hereby agrees not to enter into any short sales with respect to the common stock of Malex at any time after the execution of this Agreement by such Fulland Stockholder and prior to the expiration of the Restricted Period;

(viii)  such Fulland Stockholder understands that the Malex Shares are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that the parties to this Agreement are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understanding of such Fulland Stockholder set forth herein in order to determine the applicability of such provisions. Accordingly, such Fulland Stockholder agrees to notify Malex of any events which would cause the representations and warranties of such Fulland Stockholder to be untrue or breached at any time after the execution of this Agreement by such Fulland Stockholder and prior to the expiration of the Restricted Period;

(ix) in the event of resale of the Malex Shares to non-U.S. Persons outside of the U.S. during the Restricted Period, such Fulland Stockholder shall provide a written confirmation or other written notice to any distributor, dealer, or person receiving a selling concession, fee, or other remuneration in respect of the Shares stating that such purchaser is subject to the same restrictions on offers and sales that apply to the undersigned, and shall require that any such purchase shall provide such written confirmation or other notice upon resale during the Restricted Period;

(x)  such Fulland Stockholder has not engaged, nor is it aware that any party has engaged, and it will not engage or cause any third party to engage in any “directed selling” efforts (as such term is defined in Regulation S) in the United States with respect to the Malex Shares;

(xi)  such Fulland Stockholder is not a “distributor” as such term is defined in Regulation S, and it is not a “dealer” as such term is defined in the Securities Act;

(xii) such Fulland Stockholder has not taken any action that would cause any of the parties to this Agreement to be subject to any claim for commission or other or remuneration by any broker, finder, or other person; and

(xiii)  such Fulland Stockholder hereby represents that it has satisfied fully observed of the laws of the jurisdiction in which it is located or domiciled, in connection with the acquisition of the Malex Shares or this Agreement, including (i) the legal requirements of the such Fulland Stockholder’s jurisdiction for the purchase and acquisition of the Malex Shares, (ii) any foreign exchange restrictions applicable to such purchase and acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, redemption, sale, or transfer of the Malex Shares; and further, the Fulland Stockholder agrees to continue to comply with such laws as long as it shall hold the Malex Shares.

3.5 Investment Risk. Each Fulland Stockholder is able to bear the economic risk of acquiring the Malex Shares pursuant to the terms of this Agreement, including a complete loss of such Fulland Stockholder’s investment in the Malex Shares.

3.6 Restrictive Legends. Each Fulland Stockholder acknowledges that the certificate(s) representing such Fulland Stockholder’s pro rata portion of the Malex Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form, corresponding to the stockholder’s status as set forth in Section 3.4 and the signature pages hereto:

REGULATION D LEGEND:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

REGULATION S LEGEND:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION; HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MALEX
AND THE MALEX STOCKHOLDER

Malex and the Malex Stockholder hereby represent and warrant, jointly and severally, to Fulland and the Fulland Stockholders as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

4.1  Organization. Malex is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

4.2  Capitalization. Malex’s authorized capital stock consists of 75,000,000 shares of capital stock, all of which are designated as Common Stock, of which 8,416,000 shares are and shall be issued and outstanding immediately prior to the Closing. When issued pursuant to this Agreement, the Malex Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Malex is a party or which are binding upon Malex providing for the issuance by Malex or transfer by Malex of additional shares of Malex’s capital stock and Malex has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of Malex. There are no voting trusts or any other agreements or understandings with respect to the voting of Malex’s capital stock. There are no obligations of Malex to repurchase, redeem or otherwise require any shares of its capital stock as of the Closing.

4.3  Certain Corporate Matters. Malex is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of such properties or nature of such business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a Material Adverse Effect. Malex has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Malex has delivered to Fulland true, accurate and complete copies of its certificate or articles of incorporation and bylaws of Malex, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the Stockholders and Board of Directors of Malex are complete and correct in all material respects. The stock records of Malex and the Stockholder lists of Malex that Malex has previously furnished to Fulland are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of Malex’s capital stock and any other outstanding securities issued by Malex. Malex is not in default under or in violation of any provision of its certificate or articles of incorporation or bylaws in any material respect. Malex is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.4  Authority Relative to this Agreement. Each of Malex and the Malex Stockholder has the requisite power and authority to enter into this Agreement and carry out its or his obligations hereunder. The execution, delivery and performance of this Agreement by Malex and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Malex, and no other actions on the part of Malex are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Malex and the Malex Stockholder and constitutes a valid and binding obligation of Malex and the Malex Stockholder, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.5  Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Malex of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Malex nor the consummation by Malex of the transactions contemplated hereby, nor compliance by Malex with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of Malex, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Malex is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Malex, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Malex taken as a whole.

4.6 SEC Documents. Malex hereby makes reference to its periodic reports on Forms 10-KSB and 10-QSB, and current reports of Form 8-K, including amendments thereto, as filed with the United States Securities and Exchange Commission (the “SEC”) from and after October 31, 2004 through and up to the Closing (collectively, the “SEC Documents”). The SEC Documents constitute all of the documents and reports that Malex was required to file with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations promulgated thereunder by the SEC, during the period from October 31, 2007 through and up to the Closing. As of the respective dates that each such document was filed, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of Closing, except as set forth in the disclosure schedule attached hereto, none of Malex’s filings with the SEC are under review or are the subject of issued comments under letters from the SEC which have not been successfully resolved with the SEC. The consolidated financial statements of Malex included in the SEC Documents filed with the SEC since the Majority Stockholder’s acquisition of control of Malex on March 14, 2007, and to the best knowledge of Malex and the Majority Stockholder all consolidated financial statements of Malex included in the SEC Documents filed between October 31, 2007 and March 14, 2007, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act and/or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Malex as of the dates thereof and its consolidated statements of operations, Stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a Material Adverse Effect on Malex, its business, financial condition or results of operations). Except as and to the extent set forth on the consolidated balance sheet of Malex as of December 31, 2006, including the notes thereto, Malex has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not).

4.7 Financial Statements.

(a) Included in the SEC Documents are the audited consolidated balance sheet of Malex as of April 30, 2007 and 2006, and the related statement of operations, changes in stockholders’ deficiency and cash flows for the two years then ended, together with the unqualified report thereon of Comiskey & Company, P.C. (the “Auditor”), independent auditors (collectively, “Malex’s Audited Financials”).

(b) Included in the SEC Documents are the unaudited consolidated balance sheet of Malex as at July 31, 2007, and the related statement of operations, changes in stockholders’ deficiency and cash flows for the three months then ended, as reviewed by the Auditor (“Malex’s Interim Financials”).

(c) To the best knowledge of Malex and its Majority Stockholder, Malex’s Audited Financials and Malex’s Interim Financials (collectively “Malex’s Financial Statements”) are (i) in accordance with the books and records of Malex, (ii) correct and complete, (iii) fairly present the financial position and results of operations of Malex as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a Material Adverse Effect on Malex, their respective businesses, financial conditions or results of operations.

4.8  Events Subsequent to Financial Statements. Except as disclosed in Schedule 4.8, since April 30, 2007, there has not been:

(a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of Malex;

(b)  Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of Malex;

(c)  Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Malex or any redemption, purchase or other acquisition of any such shares;

(d)  Any subjection to any lien on any of the assets, tangible or intangible, of Malex;

(e)  Any incurrence of indebtedness or liability or assumption of obligations by Malex;

(f)  Any waiver or release by Malex of any right of any material value;

(g)  Any compensation or benefits paid to officers or directors of Malex;

(h)  Any change made or authorized in the Articles of Incorporation or Bylaws of Malex;

(i)  Any loan to or other transaction with any officer, director or Stockholder of Malex giving rise to any claim or right of Malex against any such person or of such person against Malex; or

(j)  Any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of Malex.

4.9 Liabilities. Except as otherwise disclosed in Malex’s Financial Statements or incurred in the ordinary course of business after the quarter ended July 31, 2007 (the financial statements of which were filed with the SEC along with Malex’s quarterly report on Form 10-QSB on September 13, 2007), Malex has no other undisclosed liabilities whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. In addition, Malex and the Malex Stockholder represent that at the date of Closing, Malex shall have no liabilities or obligations whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.10  Tax Matters. Except as disclosed in Schedule 4.10:

(a)  Malex has duly filed all material federal, state, local and foreign tax returns required to be filed (if any) by or with respect to them with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

(b)  Malex has paid, or adequately reserved against in Malex’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them (if any);

(c)  To the best knowledge of Malex, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of Malex’s tax returns;

(d)  No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from Malex; and

For the purposes of this Section 4.10, a tax is due (and must therefore either be paid or adequately reserved against in Malex’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

4.11  Real Property. Malex does not own or lease any real property.

4.12  Books and Records. The books and records of Malex delivered to the Fulland Stockholders prior to the Closing fully and fairly reflect the transactions to which Malex is a party or by which they or their properties are bound.

4.13  Questionable Payments. Malex, nor any employee, agent or representative of Malex has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using company funds or made any payments from Malex’s funds to governmental officials for improper purposes or made any illegal payments from Malex’s funds to obtain or retain business.

4.14  Intellectual Property. Malex does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. Malex and the Malex Stockholder have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Malex infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

4.15  Insurance. Malex has no insurance policies in effect.

4.16  Contracts. Except as set forth on Schedule 4.16, Malex has no material contracts, leases, arrangements or commitments (whether oral or written). Malex is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

4.17  Litigation. Malex is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Malex. Malex is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Malex, and to the best knowledge of Malex there is no basis for any such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Malex or to which Malex is a party.

4.18  Employees. Malex has no employees. Malex owes no compensation of any kind, deferred or otherwise, to any current or previous employees. Malex has no written or oral employment agreement with any officer or director of Malex. Malex is not a party to or bound by any collective bargaining agreement. Except as set forth on Schedule 4.18, there are no loans or other obligations payable or owing by Malex to any Stockholder, officer, director or employee of Malex, nor are there any loans or debts payable or owing by any of such persons to Malex or any guarantees by Malex of any loan or obligation of any nature to which any such person is a party.

4.19  Employee Benefit Plans. Malex does not have any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Malex.

4.20  Legal Compliance. To the best knowledge of Malex, after reasonable investigation, no claim has been filed against Malex alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Malex holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

4.21 Subsidiaries and Investments. Malex neither owns any capital stock, or has any interest of any kind nor has any agreement or commitment to purchase any interest, whatsoever in any corporation, partnership, or other form of business organization.

4.22  Broker’s Fees. Neither Malex, nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.23 Internal Accounting Controls. Malex maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Malex has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Malex and designed such disclosure controls and procedures to ensure that material information relating to Malex is made known to the certifying officers by others within those entities, particularly during the period in which the Malex’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. Malex’s certifying officers have evaluated the effectiveness of Malex’s controls and procedures as of end of the filing period prior to the filing date of the Form 10-QSB for the quarter ended July 31, 2007 (such date, the “Evaluation Date”). Malex presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Malex’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to Malex’s knowledge, in other factors that could significantly affect Malex’s internal controls.

4.24 Listing and Maintenance Requirements. Malex’s common stock is currently quoted on the OTC Bulletin Board and Malex has not, in the 12 months preceding the date hereof, received any notice from the OTC Bulletin Board or the NASD or any trading market on which Malex’s common stock is or has been listed or quoted to the effect that Malex is not in compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market. Malex is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

4.25 Application of Takeover Protections. Malex and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Malex’s certificate or articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Fulland or the Fulland Stockholders as a result of the Acquisition or the exercise of any rights by Fulland or the Fulland Stockholders pursuant to this Agreement.

4.26 No SEC or NASD Inquiries. Neither Malex nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or NASD.

4.27 Restrictions on Business Activities. Except as disclosed on Schedule 4.27 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon Malex or to which Malex is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Malex, any acquisition of property by Malex or the conduct of business by Fulland or Malex as currently conducted, other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect.

4.28 Interested Party Transactions. Except as set forth in the Schedule 4.28 hereto or as reflected in the financial statements to be delivered hereunder, no employee, officer, director or shareholder of Malex or a member of his or her immediate family is indebted to Malex, nor are Malex indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Malex, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 4.28, to the knowledge of Malex, no employee, officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Malex (other than such contracts as relate to any such individual ownership of interests in or securities of Malex).

4.29  Disclosure. The representations and warranties and statements of fact made by Malex in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

INDEMNIFICATION

5.1 Malex Stockholder Indemnification. For a period of one year after the Closing, the Malex Stockholder (“Indemnifying Party”) agrees to indemnify Fulland, the Fulland Stockholders and each of the officers, agents and directors of Fulland or the Fulland Stockholders (each an “Indemnified Party”) against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each, a “Claim”) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by Malex and/or the Malex Stockholder herein in this Agreement; or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of Malex prior to the Closing; or (B) the operations of Malex prior to the Closing (the “Malex Stockholders Indemnification”). During the period of the Malex Stockholders Indemnification, if Fulland or the Fulland Stockholders shall become reasonably aware of any Claim covered by this Section 5.1, and while such Claim is unresolved, Fulland shall have the right to issue stop transfer instructions to its transfer agent with respect to the Malex Shares held by the Indemnifying Party.

5.2 Indemnification Procedures. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Article 5 for any settlement by an Indemnified Party effected without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s indemnification pursuant to this Article 5.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Fulland and Malex as each party may request. In order that each party may have the full opportunity to do so, Fulland and Malex, the Fulland Stockholders and the Malex Stockholder shall furnish each party and its representatives during such period with all such information concerning the affairs of Fulland or Malex as each party or its representatives may reasonably request and cause Fulland or Malex and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

6.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

6.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Fulland and the holders of a majority of voting stock of Fulland on the one hand and Malex and the holders of a majority of voting stock of Malex common stock on the other hand. Without the prior written consent of Fulland, the Fulland Stockholders, Malex or the Malex Stockholder, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

6.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect on Malex.

6.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

6.6 Share Cancellations and Transfers.

(a)  Immediately prior to the Closing, Synergy Business Consulting, LLC shall surrender 8,006,490 shares of Malex common stock for cancellation. In connection with such share cancellation, Synergy Business Consulting, LLC agrees to execute and deliver any documents and instruments reasonably necessary to effect such cancellation, including originally executed stock certificate(s) and stock powers, with proper endorsements and/or medallion certified signatures as may be required by Malex’s transfer agent.

(b)  Immediately following the Closing, Greenview Capital, LLC shall surrender 2,348,827 shares of Malex common stock otherwise receivable by Greenview in the share exchange transaction, for cancellation, in exchange for the consideration set forth in Section 1.1(e). In connection with such share cancellation, Greenview Capital, LLC agrees to execute and deliver any documents and instruments reasonably necessary to effect such cancellation, including originally executed stock certificate(s) and stock powers, with proper endorsements and/or medallion certified signatures as may be required by Malex’s transfer agent in order to effect the cancellation.

(c)  Immediately following the Closing, Xu Bing shall surrender 2,420,204 shares of Malex common stock otherwise receivable by Mr. Xu in the share exchange transaction, for cancellation, in exchange for the consideration set forth in Section 1.1(f). In connection with such share cancellation, Mr. Xu agrees to execute and deliver any documents and instruments reasonably necessary to effect such cancellation, including originally executed stock certificate(s) and stock powers, with proper endorsements and/or medallion certified signatures as may be required by Malex’s transfer agent in order to effect the cancellation.

(d)  As soon as practicable after the filing by the Company of its Certificate of Amendment to set forth the rights, preferences, privileges and limitations of its Series A Preferred Stock, Barron Partners, LP agrees and covenants that it shall convert $805,245 in principal amount under its Note (to be issued under the Securities Purchase Agreement) into no less than 805,245 shares of Series A Preferred Stock of the Company which immediately upon issuance thereof shall be assigned and transferred to Maxworthy International Limited. In connection with such share transfer, Barron Partners, LP agrees to execute and deliver any documents and instruments reasonably necessary to effect such cancellation, including originally executed stock certificate(s) and stock powers, with proper endorsements and/or medallion certified signatures as may be required by Malex’s transfer agent in order to effect the transfer.

6.7 Bylaws. If necessary, Malex shall amend its Bylaws to permit the election and/or appointment of additional new directors to Malex’s Board of Directors as set forth in Section 7.1(a) below.

6.8 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article 8 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

(b) Access to Information.

(i) Fulland will afford Malex and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Fulland during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Fulland, as Malex may reasonably request. No information or knowledge obtained by Malex in any investigation pursuant to this Section 6.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

(ii) Malex will afford Fulland and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Malex during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Malex, as Fulland may reasonably request. No information or knowledge obtained by Fulland in any investigation pursuant to this Section 6.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

6.9 Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure. Notwithstanding the foregoing, the parties hereto agree that Malex will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act reasonably acceptable to Fulland to report the execution of this Agreement and that any party hereto may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

6.10 Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of Fulland, after the Closing Date, each Malex Stockholder shall use his reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Malex occurring, reported or filed prior to the Closing, as may be necessary or required by Malex for the preparation of the post-Closing Date reports that Malex is required to file with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE 7

CONDITIONS TO CLOSING

7.1  Conditions to Obligations of Fulland and the Fulland Stockholders. The obligations of Fulland and the Fulland Stockholders under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. At the Closing, Malex and/or the Malex Stockholder shall have delivered or caused to be delivered to Fulland and the Fulland Stockholders the following:

(i)  written resignations of all officers and directors of Malex in office immediately prior to the Closing;

(ii)  resolutions duly adopted by the Board of Directors of Malex approving the following events or actions, as applicable:

a.	the execution, delivery and performance of this Agreement;

b.	the Acquisition and the terms thereof;

c.	adoption of bylaws in the form agreed by the parties;

d.	fixing the number of authorized directors on the board of directors at four (4);

e.	the appointment of Wu Jianhua, Tang Lihua, and Wu Haoyang as directors to serve on the Malex board of directors (the “Green Power Directors”); and

f.	the appointment of the following persons as officers of Malex, with the titles set forth opposite his name (the “Green Power Officers”):

Wu Jianhua       Chief Executive Officer, Secretary and
 and Chairman of the Board

Adam Wasserman                Chief Financial Officer

(iii)  a certificate of good standing for Malex from its jurisdiction of incorporation, dated not earlier than five days prior to the Closing Date;

(iv) an instruction letter signed by the President of Malex addressed to Malex’s transfer agent of record, in a form reasonably acceptable to Fulland and consistent with the terms of this Agreement, instructing the transfer agent to issue stock certificates representing the Malex Shares to be delivered pursuant to this Agreement registered in the names set forth in Schedule I;

(v)   evidence satisfactory to Fulland of delivery by the Majority Stockholder of the original share certificate representing 8,006,490 shares of common stock of Malex, accompanied by a stock power properly authenticated in original form, to the Malex transfer agent for cancellation;

(vi)  this Agreement duly executed by Malex and the Malex Stockholder;

(vii) all corporate records, agreements, seals and any other information reasonably requested by Fulland’s representatives with respect to Malex; and

(viii)  such other documents as Fulland and/or the Fulland Stockholders may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of Malex and the Malex Stockholder herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Malex and the Malex Stockholder shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Transfer of On-Going Business. All current assets of Malex shall have been transferred to entities owned by certain Malex shareholders, in complete settlement of outstanding debt owed to such shareholders. Malex and/or the Malex Stockholder shall use the proceeds of the purchase price hereunder to settle all other outstanding debts, payables and liabilities of Malex on or prior to the Closing Date, and such proceeds may be paid out of escrow on the Closing Date. Malex shall have delivered documentary evidence of such transfer(s) and transactions reasonably satisfactory to Fulland.

(d) No Assets and Liabilities. At the Closing, each of Malex shall have no liabilities, debts or payables (contingent or otherwise), no tax obligations, no material assets, and except as contemplated in this Agreement, no material changes to its business or financial condition shall have occurred since the date of this Agreement.

(e) SEC Filings. At the Closing, Malex will be current in all SEC filings required by it to be filed.

(f) Outstanding Common Stock. Malex shall have at least 75,000,000 shares of its common stock authorized and shall have no more than 409,510 shares of its common stock issued and outstanding after cancellation of 8,006,490 shares of Malex common stock held by Synergy Business Consulting, LLC.

(g)  Closing of Private Placement Transaction. The Company shall have closed the financing transaction under the Securities Purchase Agreement for a minimum of $5.525 million in gross proceeds to the Company.

7.2 Conditions to Obligations of Malex and the Malex Stockholder. The obligations of Malex and the Malex Stockholder under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. On the Closing Date, Fulland and/or the Fulland Stockholders shall have delivered to Malex the following:

(i)	this Agreement duly executed by Fulland and the Fulland Stockholders;

(ii)	stock certificates representing the Fulland Shares to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers;

(iii)	such other documents as Malex may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties True and Correct. The representations and warranties of Fulland and the Fulland Stockholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Fulland and the Fulland Stockholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

ARTICLE 8

SEC FILING; TERMINATION

8.1 At or prior to Closing, Malex shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act (“14f-1 Information Statement”), and Malex shall file the 14f-1 Information Statement with the SEC and mail the same to each of Malex’s shareholders of record. Prior to filing, Malex shall provide Fulland and its counsel a reasonable opportunity to review and comment on the 14f-1 Information Statement, which shall be in a form reasonably acceptable to said counsel.

8.2 This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Malex and Fulland;

(b) by either Malex or Fulland if the Transaction shall not have been consummated for any reason by November 13, 2007; provided, however, that the right to terminate this Agreement under this Section 8.2(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Malex or Fulland if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and non-appealable;

(d) by Fulland, upon a material breach of any representation, warranty, covenant or agreement on the part of Malex set forth in this Agreement, or if any representation or warranty of Malex shall have become materially untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Malex’s representations and warranties or breach by Malex is curable by Malex prior to the Closing Date, then Fulland may not terminate this Agreement under this Section 8.2(d) for thirty (30) days after delivery of written notice from Fulland to Malex of such breach, provided Malex continues to exercise commercially reasonable efforts to cure such breach (it being understood that Fulland may not terminate this Agreement pursuant to this Section 8.2(d) if it shall have materially breached this Agreement or if such breach by Malex is cured during such thirty (30) day period); or

(e) by Malex, upon a material breach of any representation, warranty, covenant or agreement on the part of Fulland or Fulland Stockholders set forth in this Agreement, or if any representation or warranty of Fulland or Fulland Stockholders shall have become materially untrue, in either case such that the conditions set forth in Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Fulland’s or Fulland Stockholders' representations and warranties or breach by Fulland or Fulland Stockholders is curable by Fulland or Fulland Stockholders prior to the Closing Date, then Malex may not terminate this Agreement under this Section 8.2(e) for thirty (30) days after delivery of written notice from Malex to Fulland and Fulland Stockholders of such breach, provided Fulland and Fulland Stockholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that Malex may not terminate this Agreement pursuant to this Section 8.2(e) if it shall have materially breached this Agreement or if such breach by Fulland or Fulland Stockholders is cured during such thirty (30) day period).

8.3 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.2 above will be effective immediately upon (or, if the termination is pursuant to Section 8.2(d) or Section 8.2(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.2, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except as set forth in this Section 8.2, Section 8.3 and Article 9 (General Provisions), each of which shall survive the termination of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature pages hereof (or at such other address for a party as shall be specified by like notice).

9.2  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.4  Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

9.6  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

9.7  Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

9.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by Fulland, Malex, and holders of a majority of outstanding voting stock of Fulland and the holders of a majority of outstanding voting stock of Malex; provided that, the consent of any Fulland or Malex shareholder that is a party to this Agreement shall be required if the amendment or modification would disproportionately affect such shareholder (other than by virtue of their ownership of Fulland or Malex shares, as applicable).

9.9 Parties In Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

9.10 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

MALEX:
MALEX INC.

By: __________________________
Bartly Loethen
Chief Executive Officer, President

Address for Notices:

_______________________________

_______________________________

_______________________________

Fax: ___________________________

MALEX STOCKHOLDER:
SYNERGY BUSINESS CONSULTING, LLC

________________________________
Bartly Loethen, Managing Member

Address for Notices:

_______________________________

_______________________________

_______________________________

Fax: ___________________________

FULLAND LIMITED:
FULLAND LIMITED, a corporation organized
and existing under the laws of the Cayman Islands

By: ____________________________________
Name:
Title:

Address for Notices:

__________________________________

__________________________________

__________________________________

Fax: ______________________________

SIGNATURE PAGE OF FULLAND STOCKHOLDERS

FULLAND STOCKHOLDERS:

_________________________________________
(Name of Fulland Stockholder)

_________________________________________
(Signature)

_________________________________________
(Name of Authorized Representative, if applicable)

_________________________________________
(Title of Authorized Representative, if applicable)

Stockholder Address for Notices:

______________________________________

______________________________________

______________________________________

Fax: __________________________________

Check One:

The Fulland Stockholder hereby certifies that it is:

☐	an “Accredited Investor” under Regulation D of the Securities Act (see Section 3.4 and Annex A of this Agreement; or

☐
a Non-U.S. Person, that hereby confirms that the representations and warranties in Section 3.4(b) of this Agreement are true and correct as to such Fulland Stockholder, and hereby accepts and agrees to comply with the covenants in Section 3.4(b).

SCHEDULE I

STOCKHOLDERS

Name of Fulland Stockholder	(1) Fulland Shares Transferred to Malex	Percentage of Outstanding Fulland Shares	(2) Malex Shares Issued to Fulland Stockholders	Percentage of Outstanding Malex Shares Post- Transaction
Maxworthy International Limited	21,717	43.43%	17,608,930	43.00%
Ren Yunxia	10,101	20.20%	8,190,200	20.00%
Wu Haoyang	2,525	5.05%	2,047,550	5.00%
Sun Liqun	1,010	2.02%	819,020	2.00%
Sun Zhuming	505	1.01%	409,510	1.00%
Pacific Rim Consultants, Inc. as trustee	3,811	7.62%	3,089,753	7.54%
Lili Wang	1,515	3.03%	1,228,530	3.00%
Cawston Enterprises Ltd.	2,295	4.59%	1,861,223	4.54%
Greenview Capital	3,535	7.07%	2,866,570*	7.00%
Xu Bing	2,985	5.97%	2,420,204*	5.91%
TOTAL:	49,999	100%	40,541,490	99.00%

In connection with the issuance contemplated herein, Synergy Law Group Holdings II and Synergy Business Consulting, LLC will be issued 291,529 shares of common stock of Malex, Inc. Thus, post-transaction, Synergy Business Consulting, LLC will hold 247,800 shares of common stock of Malex, Inc. and Synergy Law Group Holdings II will hold 43,729 shares of common stock of Malex, Inc.

* Subject to agreement to cancel shares pursuant to the Agreement.

ANNEX A

ACCREDITED INVESTOR DEFINITION

Category A	The undersigned is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

Category B
The undersigned is an individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year.

Category C	The undersigned is a director or executive officer of the Company which is issuing and selling the securities.

Category D
The undersigned is a bank; a savings and loan association; insurance company; registered investment company; registered business development company; licensed small business investment company (“SBIC”); or employee benefit plan within the meaning of Title 1 of ERISA and (a) the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company or registered investment advisor, or (b) the plan has total assets in excess of $5,000,000 or (c) is a self directed plan with investment decisions made solely by persons that are accredited investors.

Category E	The undersigned is a private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940.

Category F
The undersigned is either a corporation, partnership, Massachusetts business trust, or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the Securities and with total assets in excess of $5,000,000.

Category G
The undersigned is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, where the purchase is directed by a “sophisticated investor“ as defined in Regulation 506(b)(2)(ii) under the Act.

Category H
The undersigned is an entity (other than a trust) in which all of the equity owners are “accredited investors” within one or more of the above categories. If relying upon this Category alone, each equity owner must complete a separate copy of this Agreement.